PROSPECTUS SUPPLEMENT (To Prospectus dated December 23, 2008)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-156423

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes
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Stock Participation Accreting Redemption Quarterly-Pay Securities
(“SPARQS®”)
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We, Morgan Stanley, may offer from time to time stock participation accreting redemption quarterly-pay securities, which we refer to as SPARQS®, that are mandatorily exchangeable for shares of common stock of an underlying company not affiliated with us or the cash value of such shares.  The specific terms of any such SPARQS that we offer, including the name of the underlying company, will be included in a pricing supplement.  If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus, the terms described in the applicable pricing supplement will prevail.  The SPARQS will have the following general terms:

•	The SPARQS do not guarantee any return of principal at maturity.	•	The SPARQS will be callable by us on any day, beginning on the first call date specified in the pricing supplement.

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The SPARQS will bear interest at a fixed rate per annum on the principal amount of each SPARQS, as specified in the applicable pricing supplement, on quarterly interest payment dates specified in the applicable pricing supplement.
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If the SPARQS are called, we will pay a call price in cash that, together with all the interest paid to and including the call date, gives you the yield to call that is specified in the pricing supplement.

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If the SPARQS have not been called or accelerated, at maturity you will receive shares of common stock of the underlying company at the applicable exchange ratio in exchange for each SPARQS, or the cash value of such shares.
		•	The SPARQS will be senior unsecured obligations of ours.
		•	The SPARQS will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The applicable pricing supplement will describe the specific terms of the SPARQS, including any changes to the terms specified in this prospectus supplement.  See “Description of SPARQS” on S-12.
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Investing in the SPARQS involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on S-7.
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The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, our wholly owned subsidiary, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. Incorporated may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
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MORGAN STANLEY

December 23, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and the applicable pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.  As used in this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

SUMMARY

The following summary describes the stock participation accreting redemption quarterly-pay securities, which we refer to as SPARQS®, offered under this program, in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.  We may also prepare free writing prospectuses that describe particular issuances of SPARQS.  Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus.  For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We will sell these SPARQS primarily in the United States, but may also sell them outside the United States or both in and outside of the United States simultaneously.  The SPARQS we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes.  We refer to the offering of the Series F medium-term notes as our Series F program.  See “Plan of Distribution” in this prospectus supplement.

“Stock Participation Accreting Redemption Quarterly-pay Securities” is our service mark and “SPARQS” is our registered service mark.

The SPARQS

General terms of the SPARQS
Unlike ordinary debt securities, the SPARQS do not guarantee any return of principal at maturity. Instead the SPARQS will pay an amount of the common stock of the underlying company identified in the applicable pricing supplement at maturity or the cash value of such shares, subject to our prior call of the SPARQS for the applicable call price in cash.

Interest
The SPARQS will bear interest at a fixed rate per annum on the principal amount of each SPARQS, which we refer to as the “stated principal amount,” on quarterly interest payment dates, in each case as specified in the applicable pricing supplement.  If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the specified call date.

Stated principal amount and exchange ratio
The stated principal amount and the corresponding exchange ratio of each SPARQS will be determined on the day we price an issuance of SPARQS for initial sale to the public, which we refer to as the pricing date, and will be specified in the applicable pricing supplement.  If the exchange ratio is 1.0, the stated principal amount will equal the closing price of one share of underlying stock on the pricing date.  If we determine to price the SPARQS so that the stated principal amount is a fraction of the closing price of the common stock, the exchange ratio will be adjusted so that it represents that fraction.  The exchange ratio is subject to adjustment for certain corporate events relating to the common stock of the underlying company.

Exchange at Maturity if We Do Not Exercise Our Call Right

Payment at maturity; no guaranteed return on principal
If we have not called the SPARQS and the maturity of the SPARQS has not been accelerated, we will deliver to you on the maturity date a number of shares of common stock of the underlying company, which we refer to as the underlying stock, equal to the exchange ratio for each SPARQS you hold or, at our option, the cash value of such shares as determined on the valuation date, which will be the third trading day prior to the maturity date, subject to postponement in the event of certain market disruption events.  If at maturity (including upon an acceleration of the SPARQS) the closing price of the underlying stock has declined from the closing price on the day we price the SPARQS for initial sale to the public, your payout will be less than the principal amount of the SPARQS.  In certain cases of acceleration described below under “—The maturity date of the SPARQS may be accelerated,” you may instead receive an early cash payment on the SPARQS.

Payment if We Exercise Our Call Right

Your return on the SPARQS may be limited by our right to call all of the SPARQS on any day beginning on the first call date specified in the applicable pricing supplement to and including the maturity date, for the cash call price, which will be calculated based on the call date specified by us.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you the annual yield to call specified in the applicable pricing supplement on the stated principal amount from and including the date of issuance to but excluding the call date.  You will receive the cash call price and not common stock of the underlying company or an amount based upon the closing price of the common stock of the underlying company.

Yield to call
The yield to call will be determined on the pricing date.  The yield to call is the annualized rate of return that you will receive on the stated principal amount of the SPARQS if we call the SPARQS.  The calculation of the call price based on the yield to call takes into account the stated principal amount of the SPARQS, the time to the call date and the amount and timing of interest payments on the SPARQS, as well as the call price.  If we call the SPARQS on any particular call date, the call price will be an amount so that the yield to call on the SPARQS to but excluding the call date will be the yield to call specified in the applicable pricing supplement.  For more information on the calculation of the yield to call, see the section called “Hypothetical Call Price Calculations” in the applicable pricing supplement.

Our call right
We have the right to call all or part of the SPARQS on any call date, beginning on the first call date specified in the applicable pricing supplement to and including the maturity date.  If we decide to call the SPARQS, we will:

•	send a notice announcing that we have decided to call the SPARQS;

•	specify in the notice the call price that we will pay you in exchange for each SPARQS; and

•	specify in the notice a call date when you will receive the call price; the call date will be at least 10 calendar days and no more than 30 calendar days after the date of the notice.

Issue price of the SPARQS includes commissions and expected profit
The issue price of the SPARQS, which will be specified in the applicable pricing supplement, includes the agent’s commissions paid with respect to the SPARQS and the cost of hedging our obligations under the SPARQS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the SPARQS reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the SPARQS.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Use of Proceeds and Hedging.”

The maturity date of the SPARQS may be accelerated	The maturity date of the SPARQS will be accelerated upon the occurrence of either of the following events:
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a price event acceleration, which will occur if the closing price of the underlying stock times the exchange ratio on any two consecutive trading days is less than the acceleration trigger price, which will be equal to the product of $2.00 and the exchange ratio as of the original issue date, unless otherwise specified in the applicable pricing supplement; and

•	an event of default acceleration, which will occur if there is an event of default with respect to the SPARQS.

The amount payable to you will differ depending on the reason for the acceleration.

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If there is a price event acceleration, we will owe you (i) a number of shares of the underlying stock at the then current exchange ratio or, at our option, the cash value of such shares as of the date of acceleration and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the SPARQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this prospectus supplement called “Description of SPARQS—Price Event Acceleration.”

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If there is an event of default acceleration and if we have not already called the SPARQS in accordance with our call right, we will owe you an amount in cash equal to (i) the lesser of (a) the product of (x) the closing price of the underlying stock, as of the date of such acceleration and (y) the then current exchange ratio and (b) the call price calculated as though the date of acceleration were the call date (but in no event less than the call price for the first call date) and (ii) accrued but unpaid interest to but excluding the date of acceleration.

º	If we have already called the SPARQS in accordance with our call right, we will owe you (i) the call price and (ii) accrued but unpaid interest to but excluding the date of acceleration.

The amount payable to you per SPARQS if the maturity of the SPARQS is accelerated may be substantially less than the stated principal amount.

The SPARQS may become exchangeable into the common stock of companies other than the underlying stock
Following certain corporate events relating to the underlying stock, such as a stock-for-stock merger where the underlying company is not the surviving entity, you will receive at maturity shares of common stock of a successor corporation to the underlying company or the cash value of such shares.  Following certain other corporate events relating to the underlying stock, such as a merger event where holders of the underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to the underlying stock, you will receive at maturity the common stock of three companies in the same industry group as the underlying company in lieu of, or in addition to, the underlying stock, as applicable, or the cash value of such shares.  In the event of such a corporate event, the equity-linked nature of the SPARQS would be significantly altered.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this prospectus supplement called “Description of SPARQS—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to the SPARQS.

Postponement of maturity date
If the final call notice date for any SPARQS is postponed because it is not a trading day or due to a market disruption event or otherwise and we elect to call the SPARQS, the maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date as postponed.

If, at maturity, we decide to pay you the cash value of shares of the underlying stock in lieu of the actual shares and the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed, the maturity date of the SPARQS will be postponed to the second trading day following the valuation date as postponed.

Other terms of the SPARQS	•	The SPARQS are not exchangeable into shares of common stock of the underlying company or the cash value of such shares prior to maturity.

	•	The SPARQS will be denominated in U.S. dollars, unless we specify otherwise in the applicable pricing supplement.

	•	We may from time to time, without your consent, create and issue additional SPARQS with the same terms as the SPARQS previously issued so that they may be combined with the earlier issuance.

	•	The SPARQS will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

	•	The SPARQS will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for us with respect to the SPARQS.  As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS.  MS & Co. will also calculate the amount payable per SPARQS in the event of a price event acceleration or an event of default acceleration, adjust the exchange ratio for certain corporate events affecting the underlying stock and determine the appropriate underlying security or securities, or the cash value of such shares, to be delivered at maturity in the event of certain reorganization events relating to the underlying stock that we describe in the section of this prospectus supplement called “Description of SPARQS—Antidilution Adjustments.”

No affiliation with the underlying company
The underlying company is not an affiliate of ours and is not involved with any of the issuances of SPARQS in any way.  The obligations represented by the SPARQS are obligations of Morgan Stanley and not of the underlying company.

Forms of securities
The SPARQS will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, unless we indicate that they will be represented by certificates issued in definitive form in the applicable pricing supplement.  We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities — The Depositary” in the prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

Where you can find more information on the SPARQS
Because this is a summary, it does not contain all of the information that may be important to you.  You should read the “Description of SPARQS” section in this prospectus supplement and the “Description of Debt Securities” section in the prospectus for a detailed description of the terms of the SPARQS.  You should also read about some of the risks involved in investing in SPARQS in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the SPARQS may differ from that of investments in ordinary debt securities or common stock.  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the SPARQS.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 223-2440.

RISK FACTORS

The SPARQS are not secured debt and are riskier than ordinary debt securities.  Because the return to investors is linked to the performance of the common stock of the underlying company specified in the applicable pricing supplement, there is no guaranteed return of principal.  This section describes the most significant risks relating to the SPARQS.  You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary senior notes — no guaranteed return of principal

The SPARQS combine features of equity and debt.  The terms of the SPARQS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payout to you at maturity will be a number of shares of common stock of the underlying company, or the cash value of such shares, unless we have exercised our call right or the maturity of the SPARQS has been accelerated.  If the closing price of underlying stock at maturity (including upon an acceleration of the SPARQS) is less than the closing price on the pricing date, and we have not called the SPARQS, we will pay you an amount of the underlying stock or, at our option, cash, in either case, with a value that is less than the principal amount of the SPARQS.

Your appreciation potential is limited by our call right

The appreciation potential of the SPARQS is limited by our call right.  The stated principal amount of one SPARQS is equal to the closing price of one share of the underlying stock on the pricing date times the applicable exchange ratio.  If we exercise our call right, you will receive the cash call price described under “Description of SPARQS—General Terms of the SPARQS” below and not shares of underlying stock or an amount based upon the closing price of such common stock.  The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, represents the specified annual yield to call on the stated principal amount of the SPARQS from the date of issuance to but excluding the call date.  We may call the SPARQS on any day on or after the first call date specified in the applicable pricing supplement, including on the maturity date.  You should not expect to obtain a total yield (including interest payments) on the stated principal amount of the SPARQS of more than the specified yield to call per annum to the call date.

Secondary trading may be limited

There may be little or no secondary market for the SPARQS.  Although we may apply to list certain issuances of SPARQS, we may not meet the requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the SPARQS.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co. currently intends to act as a market maker for the SPARQS but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your SPARQS would likely be lower than if an active market existed. If the SPARQS are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the SPARQS.

Market price of the SPARQS will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the SPARQS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the SPARQS in the secondary market.  We expect that generally the trading price of the underlying stock on any day will affect the value of the SPARQS more than any other single factor.  However, because we have the right to call the SPARQS at any time beginning the first call date for a call price that is not linked to the closing price of the underlying stock, the SPARQS may trade differently from the underlying stock.  Other factors that may influence the value of the SPARQS include:

•	the volatility (frequency and magnitude of changes in price) of the underlying stock;

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geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying company and the trading price of the underlying stock;

•	interest and yield rates in the market;

•	the time remaining until we can call the SPARQS and until the SPARQS mature;

•	the dividend rate on the underlying stock;

•	the occurrence of certain events affecting the underlying company that may or may not require an adjustment to the exchange ratio; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity.  For example, you may have to sell your SPARQS at a substantial discount from the stated principal amount if the trading price of the underlying stock is at, below, or not sufficiently above the initial closing price.

You cannot predict the future performance of the underlying stock based on its historical performance.  The price of such underlying stock may decrease so that you will receive at maturity an amount of common stock or, at our option, cash, in either case, worth less than the principal amount of the SPARQS.  In addition, there can be no assurance that the price of the underlying stock will increase so that you will receive at maturity an amount of underlying stock worth more than the principal amount of the SPARQS.  If we exercise our call right and call the SPARQS, you will receive the cash call price and not common stock, and your expected annual yield to the call date (including all of the interest paid on the SPARQS) on the stated principal amount, which may be more or less than the yield on a direct investment in the underlying stock, will be as specified in the applicable pricing supplement.

The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS

Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the SPARQS on interest payment dates and at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the SPARQS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging our obligations under the SPARQS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the SPARQS are accelerated, you may receive an amount worth substantially less than the principal amount of the SPARQS

The maturity of the SPARQS will be accelerated if there is a price event acceleration or an event of default acceleration.  The amount payable to you if the maturity of the SPARQS is accelerated will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.  See “Description of SPARQS—Price Event Acceleration” and “Description of SPARQS—Alternate Exchange Calculation in Case of an Event of Default.”

Morgan Stanley is not affiliated with the underlying company

The underlying company specified in the applicable pricing supplement is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of such company, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  The underlying company has no obligation to consider your interest as an investor in the SPARQS in taking any corporate actions that might affect the value of your SPARQS.  None of the money you pay for the SPARQS will go to the underlying company.

Morgan Stanley may engage in business with or involving the underlying company without regard to your interests

We or our affiliates may presently or from time to time engage in business with the underlying company without regard to your interests, including extending loans to, or making equity investments in, such company or providing advisory services to such company, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the underlying company.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying company.  These research reports may or may not recommend that investors buy or hold such company’s common stock.

You have no shareholder rights

Investing in the SPARQS is not equivalent to investing in the common stock of the underlying company.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to such common stock.  In addition, you do not have the right to exchange your SPARQS for common stock of the underlying company prior to maturity.

The SPARQS may become exchangeable into the common stock of companies other than the underlying company

Following certain corporate events relating to the common stock of the underlying company, such as a merger event where holders of such common stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such common stock, you will receive at maturity shares of common stock of three companies in the same industry group as the underlying company in lieu of, or in addition to, the common stock of the underlying company or, at our option, the cash value of such shares.  Following certain other corporate events, such as a stock-for-stock merger where the underlying company is not the surviving entity, you will receive at maturity shares of common stock of a successor corporation to the underlying company or, at our option, the cash value of such shares.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this prospectus supplement called “Description of SPARQS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the common stock of the underlying company

MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the underlying company, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying stock.  For example, the calculation agent is not required to make any adjustments if the underlying company or anyone else makes a partial tender or partial exchange offer for the underlying stock.  If an event occurs that does not require the calculation agent to adjust the amount of underlying stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the SPARQS.

As calculation agent, MS & Co. will calculate the cash amount you will receive if we call the SPARQS and the amount payable to you in the event of a price acceleration and will determine what adjustments should be made to the exchange ratio to reflect certain corporate and other events and the appropriate underlying security or securities, or the cash value of such securities, to be delivered at maturity in the event of certain reorganization events.  Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio or the calculation of the amount payable to you in the event of a price event acceleration, may affect the amount payable to you at maturity or upon a price event acceleration of the SPARQS.  See the sections of this prospectus supplement called “Description of SPARQS—Antidilution Adjustments” and “—Price Event Acceleration.”

The original issue price of the SPARQS includes the agent’s commissions and certain costs of hedging our obligations under the SPARQS.  The subsidiaries through which we hedge our obligations under the SPARQS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the SPARQS

MS & Co. and other affiliates of ours will carry out hedging activities related to the SPARQS, including trading in the underlying stock, as well as in other instruments related to the underlying stock.  MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the SPARQS for initial sale to the public could potentially affect the price of the underlying stock and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which the underlying stock must close before you would receive at maturity an amount of the underlying stock (or cash value thereof) worth as much as or more than the principal amount of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of the underlying stock at maturity and, accordingly, if we have not called the SPARQS, the value of the underlying stock, or, at our option, cash, you will receive at maturity, including upon an acceleration event.

Because the characterization of the SPARQS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the SPARQS are unclear

You should also consider the U.S. federal income tax consequences of an investment in the SPARQS.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Significant aspects of the tax characterization and treatment of the SPARQS are uncertain.  Pursuant to the terms of the SPARQS and subject to the discussion under “United States Federal Taxation” in this prospectus supplement, you have agreed with us to treat a SPARQS for all U.S. federal tax purposes as a unit consisting of (i) a terminable forward contract and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in “United States Federal Taxation.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the SPARQS, the timing and character of income on the SPARQS and your tax basis for the shares of common stock, if any, received in exchange for the SPARQS might differ significantly.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to such an accrual regime; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury Regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.  We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement.  Please read carefully the section of this prospectus supplement called “United States Federal Taxation.”

If you are a non-U.S. investor, please also read the section of this prospectus supplement called “United States Federal Taxation” for a discussion of the withholding tax consequences of an investment in the

SPARQS.  Because the characterization and treatment of the SPARQS for U.S. federal income tax purposes are uncertain, any stated interest payments on the SPARQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the SPARQS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SPARQS

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus.  This section supplements that description.  The pricing supplement will specify the particular terms for each issuance of SPARQS, and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  References in this prospectus supplement to a SPARQS shall refer to the stated principal amount specified as the denomination for that issuance of SPARQS in the applicable pricing supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Senior Debt Indenture (“Description of Debt Securities—Indentures”)

•	senior indebtedness (“Description of Debt Securities—Subordination Provisions”)

General Terms of the SPARQS

We will issue the SPARQS as part of our Series F medium-term notes under the Senior Debt Indenture.  Our senior Series F global medium-term notes, together with our senior Series G and Series H global medium-term notes, referred to below under “Plan of Distribution,” will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under that indenture that we designate as being part of that series.  The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.  We may create and issue additional SPARQS with the same terms as previous issuances of SPARQS, so that the additional SPARQS will be considered as part of the same issuance as the earlier SPARQS.

Ranking. SPARQS issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

Terms Specified in Pricing Supplement.  A pricing supplement will specify the following terms of any issuance of our SPARQS to the extent applicable:

•	the issue price (price to public);

•	the stated principal amount per SPARQS;

•	the aggregate principal amount;

•	the denomination or minimum denomination;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

•	the rate per year at which the SPARQS will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	the underlying stock;

•	the underlying company, whose shares underlie a particular issuance of SPARQS;

•	the first call date, on and after which our call right may be exercised;

•	the yield to call on the SPARQS;

•	the stock exchange, if any, on which the SPARQS may be listed;

•
if any SPARQS is not denominated and payable in U.S. dollars, the currency or currencies in which the principal or call price and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination;

•
if the SPARQS are in book-entry form, whether the SPARQS will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the SPARQS.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

“acceleration trigger price” means the product of $2.00 and the exchange ratio (as defined below) as of the original issue date, unless otherwise specified in the applicable pricing supplement.

“business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“call date” means the day specified by us in our notice of mandatory exchange, on which we will deliver cash to DTC, as holder of the SPARQS, for mandatory exchange, which day may be any scheduled trading day on or after the “first call date” specified in the applicable pricing supplement or the maturity date (including the maturity date as it may be extended and regardless of whether the maturity date is a scheduled trading day).

“call price” with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the call date (i.e., the call price and all of the interest payments, including accrued and unpaid interest payable on the call date), discounted to the original issue date from the applicable payment date at the annual yield to call rate specified in the applicable pricing supplement, computed on the basis of a 360-day year of twelve 30-day months, equals the stated principal amount, as determined by the Calculation Agent. The call price does not include the accrued but unpaid interest that would also be payable on each SPARQS on the specified call date.  We may call the SPARQS on any scheduled trading day on or after the first call date or on the maturity date (including the maturity date as it may be extended and regardless of whether the maturity date is a scheduled trading day).  For more information regarding the determination of the call price and examples of how the call price is calculated in certain hypothetical scenarios, see the section called “Hypothetical Call Price Calculations” in the applicable pricing supplement.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“closing price” for one share of underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•
if such underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such underlying stock (or any such other security) is listed or admitted to trading,

•	if such underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

•
if such underlying stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such underlying stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of such underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a market disruption event (as defined below) occurs with respect to such underlying stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the Calculation Agent, of the bid prices for such underlying stock (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.

“Depositary” or “DTC” means The Depository Trust Company, New York, New York.

“Euroclear operator” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“exchange ratio” means the number of shares or fractions of a share of underlying stock underlying each SPARQS that is specified in the applicable pricing supplement.  The exchange ratio is subject to adjustment for certain corporate events relating to the underlying stock.  See “—Antidilution Adjustments” below.

“final call notice date” means the date ten calendar days prior to the maturity date; provided that if such date is not a trading day or if a market disruption event occurs on such day, the final call notice date will be the immediately succeeding trading day on which no market disruption event occurs.

“first call date” means the first day on which we may exercise our call right, as specified in the applicable pricing supplement.

“interest payment date” for any SPARQS means any date specified in the applicable pricing supplement for the regularly scheduled payment of interest.  If the maturity date is postponed, we will pay interest on the maturity date as postponed rather than on the scheduled maturity date, but no interest will accrue on the SPARQS or on such payment during the period from or after the scheduled maturity date.

“issue price” means the amount per SPARQS specified in the applicable pricing supplement and will equal the stated principal amount, unless otherwise specified in such applicable pricing supplement.

“market disruption event” means, with respect to the underlying stock:

(i)      a suspension, absence or material limitation of trading of the underlying stock on the primary market for such common stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)     a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the SPARQS.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The “maturity date” is specified in the applicable pricing supplement and is subject to acceleration as described below in “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” and subject to extension if the final call notice date or the valuation date, if applicable, is postponed in accordance with the definitions thereof.  If the final call notice date is postponed because it is not a trading day or due to a market disruption event and we elect to call the SPARQS, the maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.  If, at maturity, we decide to pay you the cash value of shares of the underlying stock in lieu of the actual shares and the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed, the maturity date of the SPARQS will be postponed to the second trading day following the valuation date as postponed.

“Morgan Stanley notice date” means the scheduled trading day on which we issue our notice of mandatory exchange, which must be at least 10 but not more than 30 calendar days prior to the call date.

“original issue date” means the date specified in the applicable pricing supplement on which a particular issuance of SPARQS will be issued.

“record date” for each interest payment date, including the interest payment date scheduled to occur on the maturity date, means the date 5 calendar days prior to such scheduled interest payment date, whether or not that date is a business day; provided, however, that in the event that we call the SPARQS, no interest payment date will occur after the Morgan Stanley notice date, except for any interest payment date for which the Morgan Stanley notice date falls on or after the “ex-interest” date for the related interest payment, in which case the related interest payment will be made on such interest payment date; and provided, further, that accrued but unpaid interest payable on the call date, if any, will be payable to the person to whom the call price is payable.  The “ex-interest” date for any interest payment is the date on which purchase transactions in the SPARQS no longer carry the right to receive such interest payment.

“stated principal amount” means the principal amount of each SPARQS specified in the applicable pricing supplement.

“trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and, if the principal trading market of the common stock or ordinary shares of the underlying company is outside the United States, in such principal trading market.

“underlying company” means the company that is specified in the applicable pricing supplement, whose shares underlie the particular issuance of SPARQS.

“underlying stock” means the common stock, or, if specified in the applicable pricing supplement, the ordinary shares, American depositary shares or other classes of capital securities, of the underlying company that is specified in the applicable pricing supplement.

“valuation date” means, in case we decide to pay you the cash value of shares of the underlying stock in lieu of the actual shares, the third trading day prior to the maturity date, unless otherwise specified in the applicable pricing supplement, provided that if such date is not a trading day or if a market disruption event occurs on such date, the valuation date will be the immediately succeeding trading day on which no market disruption event occurs.

“yield to call” means the annualized rate of return that you will receive on the stated principal amount of the SPARQS if we call the SPARQS.  The calculation of the yield to call takes into account the stated principal amount of the SPARQS, the time to the call date, and the amount and timing of interest payments on the SPARQS, as well as the call price.  If we call the SPARQS on any particular call date, the call price will be an amount so that the yield to call on the SPARQS to but excluding the call date will equal the yield to call provided in the applicable pricing supplement.  You should read the section called “Hypothetical Call Price Calculations” to the applicable pricing supplement.

References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

Other features of the SPARQS are described in the following paragraphs.

Exchange at the Maturity Date

Unless we have called the SPARQS or their maturity has accelerated, at the maturity date, upon delivery of the SPARQS to the Trustee, we will apply the stated principal amount of each SPARQS as payment for, and will deliver, a number of shares of underlying stock of the underlying company at the exchange ratio or, at our option, will deliver the cash value of such shares as determined on the valuation date.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC, on or prior to 10:30 a.m. on the trading day immediately prior to the maturity date of the SPARQS (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date), of (x) our election, if applicable, to deliver the cash value of shares of the underlying stock in lieu of the actual shares and (y) the amount of shares of underlying stock or cash, as applicable, to be delivered with respect to the stated principal amount of each SPARQS and (ii) deliver such shares of underlying stock or cash (and cash in respect of interest and any fractional shares of underlying stock) to the Trustee for delivery to DTC, as holder of the SPARQS, on the maturity date.  We expect such shares and cash will be distributed to investors on the maturity date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Forms of Securities” below.

If the maturity of the SPARQS is accelerated because of a price event acceleration (as described under “—Price Event Acceleration” below) or because of an event of default acceleration (as defined under “—Alternate Exchange Calculation in Case of an Event of Default” below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an event of default acceleration, two trading days after the date of acceleration (but if such second trading day is not a business day, prior to the close of business on the business day preceding such second trading day) and (ii) in the case of a price event acceleration, 10:30 a.m. on the trading day immediately prior to the date of acceleration (but if such trading day is not a business day, prior to the close of business on the business day preceding the date of acceleration).

Call Right

On any scheduled trading day on or after the first call date specified in the applicable pricing supplement or on the maturity date (including the maturity date as it may be extended and regardless of whether the maturity date is a trading day), we may call the SPARQS, in whole but not in part, for the call price.  If we call the SPARQS, the call price in cash and any accrued but unpaid interest on the SPARQS will be delivered to the Trustee for delivery to the Depositary, as holder of the SPARQS, on the call date specified by us and set forth in our notice of mandatory exchange, upon delivery of the SPARQS to the Trustee.  We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to DTC, as holder of the SPARQS.  We expect such amount of cash will be distributed to investors on the Call Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “Forms of Securities” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Price Event Acceleration

If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the product of the closing price of the common stock of the underlying company and the exchange ratio is less than the acceleration trigger price, the maturity date of the SPARQS will be deemed to be accelerated to the third business day immediately following such second trading day (the “date of acceleration”).  See the definition of “exchange ratio” above.  Upon such acceleration, with respect to the stated principal amount of each SPARQS , we will deliver to DTC, as holder of the SPARQS, on the date of acceleration:

•	a number of shares of underlying stock at the then current exchange ratio or, at our option, the cash value of such shares as of the date of acceleration; and

•
accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of interest on the SPARQS (excluding any portion of such payments of interest accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

We expect such shares and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each SPARQS upon a price event acceleration.

No Fractional Shares

Upon delivery of the SPARQS to the Trustee at maturity, if our payment is to be made in shares of the underlying stock, we will deliver the aggregate number of shares of underlying stock due with respect to all of such SPARQS, as described above, but we will pay cash in lieu of delivering any fractional share of underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of underlying stock as determined by the Calculation Agent as of the second scheduled trading day prior to maturity of the SPARQS.

Antidilution Adjustments

The exchange ratio will be adjusted as follows:

1.      If the underlying stock is subject to a stock split or reverse stock split, then once such split has become effective, the exchange ratio will be adjusted to equal the product of the prior exchange ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock.

2.      If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of underlying stock) that is given ratably to all holders of shares of the underlying stock or (ii) to a distribution of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying stock is trading ex-dividend, the exchange ratio will be adjusted so that the new exchange ratio shall equal the prior exchange ratio plus the product of (i) the number of shares issued with respect to one share of the underlying stock and (ii) the prior exchange ratio.

3.      If the underlying company issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the exchange ratio will be adjusted to equal the product of the prior exchange ratio and a fraction, the numerator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of underlying stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of underlying stock which the aggregate offering price of the total number of shares of the underlying stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4.      There will be no adjustments to the exchange ratio to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends.  A cash dividend or other distribution  with respect to the underlying stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to the underlying stock, the exchange ratio with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange ratio will equal the product of (i) the then current exchange ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the exchange ratio, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.   The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on the underlying stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the exchange ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.      Any of the following shall constitute a “Reorganization Event”:  (i) the underlying stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the underlying company, (ii) the underlying company has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the underlying company completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the underlying company is liquidated, (v) the underlying company issues to all of its shareholders equity securities of an issuer other than the underlying company (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) the underlying stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares.  If any Reorganization Event occurs, in each case as a result of which the holders of the underlying stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable upon exchange at maturity with respect to the stated principal amount of each SPARQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the exchange ratio will be determined in accordance with the following:

(a)     if the underlying stock continues to be outstanding, the underlying stock (if applicable, as reclassified upon the issuance of any tracking stock) at the exchange ratio in effect on the third trading day prior to the scheduled maturity date (taking into account any adjustments for any distributions described under clause (c)(i) below);

(b)    for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the underlying stock, the number of shares of the New Stock received with respect to one share of the underlying stock multiplied by the exchange ratio for the underlying stock on the trading day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third trading day prior to the scheduled maturity date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c)     for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)      if the combined value of the amount of Non-Stock Exchange Property received per share of underlying stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of underlying stock is less than 25% of the closing price of the underlying stock on the trading day immediately prior to the effective date of such Reorganization Event, a number of shares of underlying stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative closing prices of the underlying stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the exchange ratio in effect for the underlying stock on the trading day immediately prior to the effective date of such Reorganization Event, based on such closing prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of the underlying stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the exchange ratio in subparagraph (a) above and/or the New Stock exchange ratio in subparagraph (b) above, as applicable, or

(ii)    if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the closing price of the underlying stock on the trading day immediately prior to the effective date relating to such Reorganization Event or, if the underlying stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the exchange ratio in effect for the underlying stock on the trading day immediately prior to the effective date of such Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the underlying company; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the SPARQS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the underlying company.  Each Reference Basket Stock will be assigned a Basket Stock exchange ratio equal to the number of shares of such Reference Basket Stock with a closing price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the exchange ratio in effect for the underlying stock on the trading day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity with respect to the stated principal amount of each SPARQS will be the sum of:

(x)	if applicable, shares of the underlying stock at the exchange ratio then in effect or, at our option, the cash value of such shares; and

(y)	if applicable, for each New Stock, shares of such New Stock at the New Stock exchange ratio then in effect for such New Stock or, at our option, the cash value of such shares; and

(z)
if applicable, for each Reference Basket Stock, shares of such Reference Basket Stock at the Basket Stock exchange ratio then in effect for such Reference Basket Stock or, at our option, the cash value of such shares.

In each case, the applicable exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be determined by the Calculation Agent on the third trading day prior to the scheduled maturity date or, in case we decide to pay the amount due at maturity in cash, on the valuation date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “the underlying stock” under “—No Fractional Shares,” “Description of SPARQS—General Terms of the SPARQS—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this prospectus supplement to “the underlying stock” shall be deemed to refer to the Exchange Property into which the SPARQS are thereafter exchangeable and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock exchange ratio(s) or Basket Stock exchange ratios resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five business days after the date of the Reference Basket Event.

No adjustment to any exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be required unless such adjustment would require a change of at least 0.1% in the exchange ratio then in effect.  Adjustments to the exchange ratios will be made up to the close of business on the third trading day prior to the scheduled maturity date or, in case we decide to pay the amount due at maturity in cash, the valuation date.

No adjustments to the exchange ratio or method of calculating the exchange ratio will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the exchange ratio, any New Stock exchange ratio or Basket Stock exchange ratio or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the exchange ratio, or to the method of calculating the amount payable upon exchange at maturity of the SPARQS made pursuant to paragraph 5 above, upon written request by any investor in the SPARQS.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the SPARQS shall have occurred and be continuing, the amount declared due and payable per SPARQS upon any acceleration of the SPARQS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of (i) the product of (x) the closing price of the underlying stock (and/or the value of any Exchange Property) as of the date of such acceleration and (y) the then current exchange ratio and (ii) the call price calculated as though the date of acceleration were the call date (but in no event less than the call price for the first call date), in each case plus accrued but unpaid interest to but excluding the date of acceleration; provided that if we have called the SPARQS in accordance with the Morgan Stanley call right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each SPARQS equal to the call price for the call date specified in our notice of mandatory exchange, plus accrued but unpaid interest to but excluding the date of acceleration.

Trustee

The “Trustee” for each offering of SPARQS issued under our Senior Debt Indenture will be The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.).

Agent

Unless otherwise specified in the applicable pricing supplement, the “Agent” for each underwritten offering of SPARQS will be MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the SPARQS will be MS & Co.  As Calculation Agent, MS & Co. will determine the call price that you will receive if we call the SPARQS.  MS & Co. will also calculate the amount payable per SPARQS in the event of a price event acceleration or an event of default acceleration, adjust the exchange ratio for certain corporate events affecting the underlying stock and determine the appropriate underlying security or securities, or the cash value of such securities, to be delivered at maturity in the event of certain reorganization events relating to the underlying stock that we describe in the sections of this prospectus supplement called “Description of SPARQS—Antidilution Adjustments.”

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the exchange ratio and call price for the SPARQS will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to the call price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the call price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the exchange ratio or determining any closing price or whether a market disruption event has occurred or calculating the amount due to you in the event of a price event acceleration.  See “Antidilution Adjustments”, and the definition of “market disruption event” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Forms of Securities

As noted above, SPARQS are issued as part of our Series F medium-term note program.  We will issue SPARQS  only in fully registered form either as book-entry securities or as certificated securities.  References to “holders” mean those who own securities registered in their own names on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in securities registered in street name or in securities issued in book-entry form through one or more depositaries.

Book-entry securities.  For securities in book-entry form, we will issue one or more global certificates representing the entire issue of securities.  Except as set forth in the prospectus under “Forms of Securities — Global Securities,” you may not exchange book-entry securities or interests in book-entry securities for certificated securities.

Each global security certificate representing book-entry securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.  These certificates name the Depositary or its nominee as the owner of the securities.  The Depositary maintains a computerized system that will reflect the interests held by its participants in the global securities.  An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its  broker/dealer, bank, trust company or other representative.  A further description of the Depositary’s procedures for global securities representing book-entry securities is set forth under “Forms of Securities—The Depositary” in the prospectus.

Certificated securities.  If we issue securities in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the securities.  The person named in the security register will be considered the owner of the security for all purposes under the Senior Debt Indenture.  For example, if we need to ask the holders of any issuance of securities to vote on a proposed amendment to such securities, the person named in the security register will be asked to cast any vote regarding that issuance of securities.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your security in our records and will be entitled to cast the vote regarding your security.  You may not exchange certificated securities for book-entry securities or interests in book-entry securities.

New York law to govern.  The SPARQS will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

You should read the section called  “Description of Debt Securities” in the prospectus, where we describe generally how principal and interest payments on the SPARQS are made, how exchanges and transfers of the SPARQS are effected and how fixed rates of interest on the SPARQS are calculated.

UNDERLYING COMPANY AND STOCK — PUBLIC INFORMATION

Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission.  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by the underlying company pursuant to the Exchange Act can be located by reference to the Commission file number provided in the applicable pricing supplement.  In addition, information regarding the underlying company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This prospectus supplement relates only to the SPARQS offered hereby and does not relate to the common stock of the underlying company or other securities of such company.  In connection with any issuance of  SPARQS under this prospectus supplement, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying company.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying company is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of such common stock at the time we price the SPARQS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying company could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the common stock of the underlying company.

We and/or our affiliates may presently or from time to time engage in business with the underlying company, including extending loans to, or making equity investments in the underlying company or providing advisory services to the underlying company, such as merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlying company, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying company, and the reports may or may not recommend that investors buy or hold common stock of the underlying company.  The statements in the preceding two sentences are not intended to affect the rights of investors in the SPARQS under the securities laws.  As a prospective purchaser of SPARQS, you should undertake an independent investigation of the underlying company as in your judgment is appropriate to make an informed decision with respect to an investment in its common stock.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.  The original issue price of the SPARQS includes the agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the SPARQS and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the SPARQS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive at maturity an amount of common stock worth as much as or more than the principal amount of the SPARQS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS, by purchasing and selling the underlying stock, options contracts on the underlying stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the underlying stock and, therefore, adversely affect the value of the SPARQS dates or the payment that you will receive at maturity or upon any acceleration of the SPARQS.

SPARQS OFFERED ON A GLOBAL BASIS

If we offer the SPARQS on a global basis we will so specify in the applicable pricing supplement.  The additional information contained in the prospectus under “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis.  The additional provisions described under “—Tax Redemption” and “—Payment of Additional Amounts” will apply to SPARQS offered on a global basis only if we so specify in the applicable pricing supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the SPARQS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the SPARQS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the SPARQS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the SPARQS.

Because we may be considered a party in interest with respect to many Plans, the SPARQS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the SPARQS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the SPARQS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such SPARQS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

In addition to considering the consequences of holding the SPARQS, Plans or entities deemed to be investing assets of a Plan (or other governmental, non-U.S. or church plans subject to similar regulations, as described above) purchasing the SPARQS should also consider the possible implications of owning the underlying stock upon exchange of the SPARQS at maturity.  Each purchaser and holder of the SPARQS has exclusive responsibility for ensuring that its purchase, holding and disposition of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any SPARQS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

UNITED STATES FEDERAL TAXATION

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the SPARQS.  This discussion applies only to initial investors in the SPARQS who:

•
purchase the SPARQS at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the SPARQS is sold; and

•	will hold the SPARQS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to any additional discussions in the applicable pricing supplement, it is expected, and the discussion below assumes, that the issue price of a SPARQS for U.S. federal income tax purposes is equal to the issue price indicated in the applicable pricing supplement.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	investors holding the SPARQS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction, or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax; or

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens.

In addition, we will not attempt to ascertain whether any of the issuers of any shares that underlie a SPARQS (such shares hereafter referred to as “Underlying Stock”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code.  Similarly, we will not attempt to ascertain whether any of the issuers of any domestic Underlying Stock are treated as a “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Stock were treated as PFICs or USRPHCs, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange, early redemption or settlement of a SPARQS.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by any such issuers or about the Underlying Stock and consult your tax adviser regarding the possible consequences to you of the issues discussed in this paragraph.

Except as pertains to the withholding tax described below under “—Tax Consequences to Non-U.S. Holders,” the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the SPARQS by non-U.S. investors is not discussed.

As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of Underlying Stock should an investor receive Underlying Stock at maturity or upon retirement of the SPARQS.  Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of Underlying Stock.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  Persons considering the purchase of SPARQS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal income taxation with respect to the specific SPARQS offered thereunder.

General

Unless otherwise provided in the applicable pricing supplement, pursuant to the terms of the SPARQS and subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” we and every investor in the SPARQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a SPARQS for all U.S. federal tax purposes as a unit consisting of the following:

•
a terminable contract (the “Terminable Forward Contract”) that (a) requires an investor in the SPARQS (subject to the Morgan Stanley call right) to pay an amount equal to the Forward Price (as described below under “—Tax Consequences to U.S. Holders”) in exchange for Underlying Stock (and cash in lieu of fractional shares) or the cash value of the Underlying Stock and (b) allows us, upon exercise of the Morgan Stanley call right, to terminate the Terminable Forward Contract by returning to an investor the Deposit (as defined below) and paying to an investor an amount of cash equal to the difference between the call price and the Deposit; and

•
a deposit with us of a fixed amount of cash, equal to the issue price, to secure the investor’s obligation to purchase the Underlying Stock (the “Deposit”), which Deposit bears a yield which will be indicated in the applicable pricing supplement and will be based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Unless otherwise indicated in the applicable pricing supplement, we will allocate 100% of the issue price of the SPARQS to the Deposit and none to the Terminable Forward Contract.  Our allocation of the issue price will be binding on investors in the SPARQS, unless an investor timely and explicitly discloses to the Internal Revenue Service (the “IRS”) that its allocation is different from ours.  The characterization and treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts.  No statutory, judicial or administrative authority directly addresses the characterization and treatment of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS.  Our counsel has not rendered an opinion as to the proper U.S. federal income tax characterization or treatment of the SPARQS.  Significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein.  Accordingly, you should consult your tax advisers regarding the U.S. federal income tax consequences of an investment in the SPARQS (including possible alternative characterizations and treatments of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization of the SPARQS and the allocation of the issue price described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a SPARQS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Unless otherwise provided in the applicable pricing supplement and assuming the characterization and treatment of the SPARQS and the allocation of the issue price as set forth above, the following U.S. federal income tax consequences should result.

Stated Interest Rate Equals or Exceeds the Yield on the Deposit

The following discussion describes certain U.S. federal income tax consequences of the SPARQS if the stated interest rate equals or exceeds the Yield on the Deposit.  In such case, the Forward Price of the Terminable Forward Contract will equal the amount of the Deposit.

Stated Interest Payments on the SPARQS.  Under the characterization described above, the portion of the stated interest payments on the SPARQS that is equal to the Yield on the Deposit will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.  To the extent that the stated interest on the SPARQS exceeds the Yield on the Deposit, the excess of the stated interest payments on the SPARQS over the amount attributable to the Yield on the Deposit will be treated as payments attributable to the investor’s entry into the Terminable Forward Contract (the “Contract Fees”).  Although the U.S. federal income tax treatment of Contract Fees is uncertain, we intend to take the position, and the following discussion assumes, that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Tax Basis.  Based on the allocation of the issue price of the SPARQS set forth above in “—General”, the U.S. Holder’s tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Settlement of the Terminable Forward Contract.  Upon maturity of the Terminable Forward Contract, a U.S. Holder would, pursuant to the Terminable Forward Contract, be deemed to have applied the Forward Price toward the purchase of the Underlying Stock or, at our option, in exchange for the cash value of the Underlying Stock.  If the U.S. Holder received the Underlying Stock at maturity, the U.S. Holder would not recognize any gain or loss with respect to such shares, and its tax basis in the Underlying Stock would equal to the pro rata portion of the Forward Price allocable to the Underlying Stock, as described in the following paragraph.  If the U.S. Holder received cash at maturity (other than in respect of any accrued Contract Fees or accrued but unpaid Yield on the Deposit, which would be taxed as described above under “—Stated Interest Payments on the SPARQS”), it would recognize gain or loss equal to the difference between the amount of such cash received and the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph.  Any such gain or loss would generally be capital gain or loss, as the case may be.

The allocation of the Forward Price between the right to receive cash and Underlying Stock should be based on the amount of the cash received (excluding any cash in respect of any accrued Yield on the Deposit and any accrued Contract Fees) and the relative fair market value of the Underlying Stock received as of the Maturity Date.  The holding period for any Underlying Stock received would start on the day after receipt of Underlying Stock.

Sale, Exchange or Early Retirement of the SPARQS.  Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS, upon the retirement of a SPARQS prior to maturity pursuant to our exercise of the Morgan Stanley call right or upon the occurrence of an Event of Default acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s tax basis in the SPARQS so sold, exchanged or retired.  Any such gain or loss would generally be capital gain or loss, as the case may be.  Such U.S. Holder’s tax basis in the SPARQS would generally equal the U.S. Holder’s tax basis in the Deposit.  For these purposes, the amount realized would not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under “—Stated Interest Payments on the SPARQS” above.  It is uncertain whether the amount realized would include any amount attributable to accrued but unpaid Contract Fees.  U.S. Holders should consult their tax advisers regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

Price Event Acceleration.  Although the U.S. federal income tax consequences of a price event acceleration are uncertain, we intend to treat such an acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Terminable Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) shares of Underlying Stock (including cash in lieu of any fractional share) or, at our option, in exchange for the cash value of such shares and (b) cash equal to the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to Contract Fees.  We will also pay cash representing unpaid Yield on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

Assuming the characterization of the price event acceleration described above, a U.S. Holder would, with respect to the price paid by us to repay the Deposit, recognize capital gain or loss equal to the difference between such amount and the U.S. Holder’s basis in the Deposit, which difference would be equal to the present value of the portion of remaining scheduled payments on the SPARQS attributable to the unaccrued Yield on the Deposit.  In general, the tax treatment of the settlement of the Terminable Forward Contract upon a price event acceleration would be the same as described above under “—Settlement of the Terminable Forward Contract.”  However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the SPARQS that is attributable to Contract Fees is uncertain.  Such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in the Underlying Stock received, or as additional cash proceeds with respect to the Terminable Forward Contract, which would be treated as described above under “—Settlement of the Terminable Forward Contract.”  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax treatment of cash received with respect to the Terminable Forward Contract upon a price event acceleration.

Any cash received with respect to accrued Yield on the Deposit and any accrued Contract Fees will be taxed as described under “—Stated Interest Payments on the SPARQS” above.

Stated Interest Rate is Less Than the Yield on the Deposit

The following discussion describes certain U.S. federal income tax consequences if the stated interest rate is less than the Yield on the Deposit and such difference is not a specified de minimis amount as set forth in applicable Treasury Regulations.  In such case, the Forward Price at maturity will equal the stated redemption price at maturity of the Deposit, and the Forward Price upon acceleration will equal the accreted amount of the Deposit (which includes the portion of the OID (as defined below) accrued to the date of exchange).

Stated Interest Payments on the SPARQS and Original Issue Discount on the Deposit.  Stated interest payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.  The Deposit will have a stated redemption price at maturity based on the Yield on the Deposit which will exceed the issue price and will be stated in the applicable pricing supplement.  The Deposit will be considered to have been issued bearing “original issue discount” (“OID”) unless such excess is less than a specified de minimis amount (as described below in “—Stated Interest is Less Than the Yield on the Deposit by a De Minimis Amount”).  The amount of OID on the Deposit equals the excess of the stated redemption price at maturity of the Deposit over the issue price.  Under applicable Treasury Regulations, each U.S. Holder will, regardless of its method of accounting for U.S. federal income tax purposes, be required to include in income OID on the Deposit in accordance with a constant-yield method based on a compounding of interest.  Under these circumstances, the amount of income recognized by a U.S. Holder will be more than the stated interest paid, if any.

U.S. Holders should refer to the discussion under “—United States Federal Taxation–Tax Consequences to U.S. Holders–Discount Notes” in the accompanying prospectus for a full description of the U.S. federal income tax consequences of ownership of an investment subject to the OID rules.

Tax Basis.  Based on the allocation of the issue price of the SPARQS set forth above in “—General”, the U.S. Holder’s tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price.  The U.S. Holder’s tax basis in the Deposit will be increased by any OID accrued with respect thereto.

Settlement of the Terminable Forward Contract.  Upon maturity of the Terminable Forward Contract, a U.S. Holder would, pursuant to the Terminable Forward Contract, be deemed to have applied the Forward Price toward the purchase of the Underlying Stock or, at our option, in exchange for the cash value of such shares.  If the U.S. Holder received the Underlying Stock at maturity, the U.S. Holder would not recognize any gain or loss with respect to the Underlying Stock received, and its tax basis in such shares would equal to the pro rata portion of the Forward Price allocable to the Underlying Stock, as described in the following paragraph.  If the U.S. Holder received cash at maturity (other than in respect of any accrued but unpaid interest on the Deposit, which would be taxed as described above under “—Stated Interest Payments on the SPARQS”), it would recognize gain or loss equal to the difference between the amount of such cash received and the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph.  Any such gain or loss would generally be capital gain or loss, as the case may be.

With respect to the Underlying Stock received and the right to receive cash upon maturity, the U.S. Holder would have an aggregate adjusted tax basis equal to the Forward Price.  The allocation of the Forward Price between the right to receive cash and the Underlying Stock should be based on the amount of the cash received (excluding cash in respect of any accrued stated interest) and the fair market value of the Underlying Stock received as of the maturity date.  The holding period for any Underlying Stock received would start on the day after receipt of Underlying Stock.

Sale, Exchange or Early Retirement of the SPARQS.  Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS, upon the retirement of a SPARQS prior to maturity pursuant to the Morgan Stanley call right or upon the occurrence of an Event of Default acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s tax basis in the SPARQS so sold, exchanged or retired.  Any such gain or loss would generally be capital gain or loss, as the case may be.  Such U.S. Holder’s tax basis in the SPARQS would generally equal the U.S. Holder’s tax basis in the Deposit (which includes the portion of the OID accrued to the date of exchange).  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under “—Stated Interest Payments on the SPARQS and Original Issue Discount on the Deposit” above.

Price Event Acceleration.  Although the U.S. federal income tax consequences of a price event acceleration are uncertain, we intend to treat any such acceleration as (i) the repayment by us of the Deposit at a price equal to the Forward Price (as described above) plus the present value of the portion of the remaining scheduled stated interest payments on the SPARQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Terminable Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for shares of the Underlying Stock (including cash in lieu of any fractional share), or at our option, in exchange for the cash value of such shares.  We will also pay cash representing unpaid stated interest on the Deposit that accrued up to but excluding the date of acceleration.

Assuming the characterization of the price event acceleration described above, a U.S. Holder would be required to accrue in income the OID on the Deposit up to the date of acceleration, and with respect to the price paid by us to repay the Deposit, would generally recognize capital gain or loss equal to the difference between such amount and the U.S. Holder’s basis in the Deposit, which difference would be equal to the present value of the portion of the remaining scheduled stated interest payments on the SPARQS.  In general, the tax treatment of the settlement of the Terminable Forward Contract upon a price event acceleration would be the same as described above under “Settlement of the Terminable Forward Contract.”  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax treatment of cash received with respect to the Terminable Forward Contract upon a price event acceleration.

Any cash received with respect to accrued stated interest will be taxed as described under “—Stated Interest Payments on the SPARQS and Original Issue Discount on the Deposit” above.

Stated Interest is Less Than the Yield on the Deposit by a De Minimis Amount

The following discussion describes certain U.S. federal income tax consequences of the SPARQS if the stated interest rate is less than the Yield on the Deposit by less than a specified de minimis amount as set forth in the applicable Treasury Regulations.  In such case, the Forward Price at any time will equal the initial Deposit plus the accrued Excess Amount (as defined below, determined in accordance with a constant-yield method on a compounding basis).

The Excess Amount.  If the excess of the stated redemption price at maturity over the issue price of the Deposit is less than a specified de minimis amount set forth in the applicable Treasury Regulations (the “Excess Amount”), the Deposit will not be considered to have been issued bearing OID.  Accordingly, absent a constant-yield election by a U.S. Holder, a “cash method” U.S. Holder will not be required to include such Excess Amount in income over the term of the SPARQS.  Instead, at maturity or upon retirement of the SPARQS, the Deposit will be deemed to be repaid in an amount equal to the accrued Forward Price, and such holder will be required to include the accrued Excess Amount (accrued to the date of maturity or exchange, as the case may be) in income as capital gain, which will be long-term or short-term, as the case may be.

Stated Interest Payments on the SPARQS.  The stated interest payments on the SPARQS will be “qualified stated interest” for U.S. federal income tax purposes and will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Tax Basis.  Based on the allocation of the issue price of the SPARQS set forth above in  “—General”, the U.S. Holder’s tax basis in the Terminable Forward Contract will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Settlement of the Terminable Forward Contract.  Upon maturity of the Terminable Forward Contract, a U.S. Holder would, pursuant to the Terminable Forward Contract, be deemed to have applied the Forward Price toward the purchase of the Underlying Stock or, at our option, in exchange for the cash value of such shares.  As described above, the Deposit will be deemed to be repaid in an amount equal to the accrued Forward Price, and such holder will be required to include the accrued Excess Amount (accrued to the date of maturity or exchange, as the case may be) in income as capital gain.  If the U.S. Holder receives the Underlying Stock at maturity, the U.S. Holder will not recognize any gain or loss with respect to the Underlying Stock received, and its tax basis in such shares will equal to the pro rata portion of the Forward Price allocable to the Underlying Stock, as described in the following paragraph.  If the U.S. Holder receives cash at maturity (other than in respect of any Excess Amount or accrued but unpaid interest on the Deposit, which will be taxed as described above under “—Stated Interest Payments on the SPARQS”), it will recognize gain or loss equal to the difference between the amount of such cash received and the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph.  Any such gain or loss would generally be capital gain or loss, as the case may be.

The allocation of the Forward Price between the right to receive cash and Underlying Stock should be based on the amount of the cash received (excluding any cash in respect of any accrued Yield on the Deposit) and the relative fair market value of the Underlying Stock received as of the Maturity Date.  The holding period for any Underlying Stock received would start on the day would start on the day after receipt of Underlying Stock.

Sale, Exchange or Early Retirement of the SPARQS.  Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS, upon the retirement of a SPARQS prior to maturity pursuant to our exercise of the Morgan Stanley call right or upon the occurrence of an Event of Default acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s tax basis in the SPARQS so sold, exchanged or retired.  Any such gain or loss would generally be capital gain or loss, as the case may be.  Such U.S. Holder’s tax basis in the SPARQS would generally equal the U.S. Holder’s tax basis in the Deposit.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under “—Stated Interest Payments on the SPARQS” above.

Price Event Acceleration.  Although the U.S. federal income tax consequences of a price event acceleration are uncertain, we intend to treat such acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the SPARQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Terminable Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) shares of Underlying Stock (including cash in lieu of any fractional share).

Assuming the characterization of the price event acceleration described above, a U.S. Holder would, with respect to the price paid by us to repay the Deposit, recognize capital gain or loss equal to the difference between such amount and the U.S. Holder’s basis in the Deposit, which difference would be equal to the present value of the portion of remaining scheduled payments on the SPARQS attributable to the unaccrued interest on the Deposit and the accrued Excess Amount, if any.  In general, the tax treatment of the settlement of the Terminable Forward Contract upon a price event acceleration would be the same as described above under “—Settlement of the Terminable Forward Contract.”  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax treatment of cash received with respect to the Terminable Forward Contract upon a price event acceleration.

Any cash received with respect to accrued interest on the Deposit will be taxed as described under “—Stated Interest Payments on the SPARQS” above.

Possible Alternative Tax Treatments of an Investment in the SPARQS

Due to the absence of authorities that directly address the proper characterization or treatment of the SPARQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above.

In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury Regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the SPARQS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue interest income as OID, subject to adjustments, at a “comparable yield” on the adjusted issue price of the SPARQS.  In addition, a U.S. Holder would recognize income upon maturity of the SPARQS to the extent that the value of the Underlying Stock and cash (if any) received exceeded the adjusted issue price.  Furthermore, any gain realized with respect to the SPARQS would generally be treated as ordinary income.

Even if the IRS does not seek to recharacterize the SPARQS as a debt instrument, other alternative U.S. federal income tax characterizations or treatments of the SPARQS are possible, which if applied could significantly affect the timing and character of the income or loss with respect to the SPARQS.  It is possible, for example, that a SPARQS could be treated as constituting an “open transaction” with the result that the stated interest payments on the SPARQS might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the SPARQS. Other alternative characterizations are also possible.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the SPARQS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to such an accrual regime; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury Regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the SPARQS and the proceeds from a sale or other disposition of the SPARQS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a SPARQS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States, or individuals present in the United States for 183 days or more in the taxable year of disposition and who are not otherwise residents of the United States for U.S. federal income tax purposes.  Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the SPARQS.

Notwithstanding the treatment of the SPARQS as a unit consisting of the Terminable Forward Contract and the Deposit, significant aspects of the tax characterization and treatment of the SPARQS are uncertain.  Accordingly, unless otherwise provided in the applicable pricing supplement, any stated interest payments on the SPARQS made to a Non-U.S. Holder generally will be withheld upon at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of a SPARQS must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty.

In addition, in the event that any of the issuers of the Underlying Stock is treated as a U.S. real property holding corporation within the meaning of Section 897 of the Code, a Non-U.S. Holder may be subject to a potential withholding tax imposed on the sale, exchange, early retirement or settlement of the SPARQS.

If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the SPARQS, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

PLAN OF DISTRIBUTION

We are offering the SPARQS as part of our Series F medium-term notes on a continuing basis exclusively through MS & Co., which we refer to as the “agent,” who has agreed to use reasonable efforts to solicit offers to purchase these SPARQS.  We will have the sole right to accept offers to purchase these SPARQS and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase SPARQS.  We will pay the agent, in connection with sales of these SPARQS resulting from a solicitation the agent made or an offer to purchase the agent received, a commission that will be specified in the applicable pricing supplement.

We may also sell the SPARQS to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell these SPARQS to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the SPARQS it has purchased as principal to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.  The agent may sell the SPARQS to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us.  After the initial public offering of SPARQS that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these SPARQS on a national securities exchange, but have been advised by the agent that it intends to make a market in these SPARQS as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for these SPARQS.

MS & Co. is our wholly-owned subsidiary.  The agent will conduct each offering of these SPARQS in compliance with the requirements of the NASD Rule 2720 regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of these SPARQS, the agent may offer and sell those SPARQS in the course of its business as a broker-dealer.  The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  The agent may use this prospectus supplement in connection with any of those transactions.  The agent is not obligated to make a market in any of these SPARQS and may discontinue any market-making activities at any time without notice.

Neither the agent nor any dealer utilized in the initial offering of these SPARQS will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In order to facilitate the offering of these SPARQS, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of these SPARQS or of the underlying stock.  Specifically, the agent may sell more SPARQS than it is obligated to purchase in connection with the offering, creating a naked short position for its own account.  The agent must close out any naked short position by purchasing SPARQS in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of these SPARQS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, these SPARQS or the underlying stock in the open market to stabilize the price of these SPARQS or of such underlying stock.  Finally, in any offering of the SPARQS through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these SPARQS in the offering, if the agent repurchases previously distributed SPARQS to cover syndicate short positions or to stabilize the price of these SPARQS.  Any of these activities may raise or maintain the market price of these SPARQS above independent market levels or prevent or retard a decline in the market price of these SPARQS.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of these SPARQS through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement.  Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as “Euro medium-term notes.”  The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the SPARQS offered under this prospectus supplement.  The Euro medium-term notes may be offered concurrently with the offering of these SPARQS, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International plc, as agent for us.  The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

With respect to each issuance of SPARQS, the agent for each issuance of SPARQS, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of SPARQS set forth on the cover of the applicable pricing supplement.  The agent will propose initially to offer the SPARQS directly to the public at the public offering price set forth on the cover page of the applicable pricing supplement plus accrued interest, if any, from the original issue date.  The agent may allow a concession not in excess of the agent’s commissions specified in the applicable pricing supplement per SPARQS to other dealers.  After the initial offering of the SPARQS, the agent may vary the offering price and other selling terms from time to time.

The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of SPARQS.  See “Use of Proceeds and Hedging” above.

With respect to each issuance of SPARQS, we expect to deliver the SPARQS against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the original issue date for any issuance of SPARQS is more than three business days after the pricing date, purchasers who wish to trade SPARQS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.